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                  NEW ENGLAND ENERGY INCORPORATED
                           Balance Sheet
                       At September 30, 1998
(expressed in millions, rounded to hundred thousands of dollars)
                (Unaudited, Subject to Adjustment)
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                              ASSETS
                              ------

  Temporary cash investments with affiliated companies                     $   .7
  Prepaid expenses                                               .4
  Other current assets                                           .4
                                                             ------
   Total current assets                                          $  1.5
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            LIABILITIES AND PARENT COMPANY'S INVESTMENT
            -------------------------------------------

Current liabilities:
  Accounts payable                                           $   .2
  Accounts payable - associated companies                        .1
  Accrued taxes                                                 3.6
                                                             ------
   Total current liabilities                                    3.9

Parent company's investment:
  Subordinated notes payable to parent                         23.6
  Common stock, par value $1 per share, and
   other paid-in capital                                         .2
  Accumulated deficit                                         (26.2)
                                                             ------
   Total parent company's investment                           (2.4)
                                                             ------
   Total liabilities and parent company's investment                  $  1.5
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